Exhibit 99.1

Polypore International, Inc.
The Gibson Building
11430 North Community House Road
Suite 350
Charlotte, NC 28277
Tel: (704) 587-8409
Fax: (704) 587-8795

www.polypore.net

Polypore Reports Second Quarter 2010 Results

•                  Revenue grows to $150.1 million

•                  Adjusted EBITDA increases to $45.0 million

•                  Adjusted EPS increases to $0.33

CHARLOTTE, NC — August 4, 2010 — Polypore International, Inc. (NYSE: PPO) today reported its financial results for the second quarter ended July 3, 2010.

•                  Sales were $150.1 million, an increase of $31.9 million, or 27%, compared with the prior-year period. Excluding the effect of foreign currency translation, sales increased 29%.

•                  Adjusted Operating Income was $32.7 million compared with $23.0 million in the prior-year period. A table showing the reconciliation of Adjusted Operating Income to U.S. GAAP amounts is included in this release.

•                  Adjusted Net Income and Adjusted EPS were $15.2 million and $0.33 per diluted share, compared with $5.2 million and $0.12 per diluted share in the prior-year period.  Net income was $15.9 million and $0.34 per diluted share.  A table showing the reconciliation of Adjusted Net Income and Adjusted EPS to U.S. GAAP amounts is included in this release.

Robert B. Toth, President and Chief Executive Officer, said, “We’re pleased with the ongoing robust growth during the quarter, and we’re continuing to experience positive trends in all of our businesses. The demand drivers remain solid and the investments we have made and continue to make across our businesses—namely in Electric Drive Vehicles, healthcare and expansion in Asia—position us well for long term growth.”

For the six months ended July 3, 2010:

•                  Sales were $295.5 million, up 30% from $227.1 million in the first six months of 2009.

•                  Adjusted Operating Income was $64.0 million compared with $42.0 million in the prior-year period.

•                  Adjusted Net Income was $29.3 million and $0.64 per diluted share, compared with $9.2 million and $0.21 per diluted share, in the prior-year period.

Adjusted EBITDA

Adjusted EBITDA was $45.0 million in the second quarter of 2010 compared with $35.9 million in the second quarter of 2009. Adjusted EBITDA for the twelve months ended July 3, 2010 was $173.9 million.  Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), as defined in Polypore’s senior secured credit facility, is reconciled to net income as noted in the attached table.

Energy Storage

In the quarter, sales for the Energy Storage segment were $107.5 million, an increase of $25.2 million, or 31%, compared with the prior-year period. Year-to-date segment sales were $208.9 million, an increase of $52.9 million, or 34%, compared with the prior-year period.  There was no significant effect from foreign currency translation for the second quarter and year-to-date periods.

•                  Sales of lead-acid battery separators were $74.9 million, an increase of $13.3 million, or 22%, compared with the prior-year period, driven by economic improvement in the Americas and Europe as well as strong continued growth in Asia. Year-to-date sales were $145.9 million, an increase of $27.9 million, or 24%. Also in the quarter, the company reached an agreement to enter into a joint venture with a leading battery manufacturer and customer in China, Camel Group Co., Ltd. (“Camel”), to produce lead-acid battery separators primarily for Camel’s use. This joint venture will be located on Camel’s site in Xiangfan, China, utilizing redeployed production assets from the Company’s former facility in Italy. This capacity is expected to come online by early 2012.

•                  Lithium battery separator sales were $32.6 million, an increase of $11.9 million, or 57%. The increase reflected economic improvement in consumer electronics, as well as continued application proliferation and new product launches, including emerging Electric Drive Vehicles (“EDVs”). Year-to-date sales were $63.0 million, an increase of $25.0 million, or 66%.

•                  Segment operating income was $21.2 million and 20% of sales compared with $13.5 million and 16% of sales for the prior-year period. Year-to-date segment operating income was $40.6 million and 19% of sales compared with $22.8 million and 15% of sales for the same period in the prior year. The operating income margin improvement was primarily related to higher volumes and production efficiencies, somewhat offset by initial costs from growth investments.  A table showing the reconciliation of segment operating income to consolidated results is included in this release.

Separations Media

In the quarter, sales for the Separations Media segment were $42.6 million, up $6.7 million, or 19%, compared with the prior-year period (up 25% excluding the effect of foreign currency translation). Year-to-date segment sales were $86.6 million, an increase of $15.5 million, or 22%, compared with the prior-year period (no significant effect from foreign currency translation).

•                  Second quarter sales of healthcare products were $25.5 million, an increase of $0.7 million, or 3%, due to solid demand in hemodialysis and blood oxygenation applications, somewhat offset by the effect of foreign currency translation. Year-to-date sales were $54.5 million, an increase of $4.7 million, or 9%.

•                  Second quarter sales of filtration and specialty products were $17.1 million, an increase of $6.0 million, or 54%, due to strong demand in all key application areas. Year-to-date sales were $32.1 million, an increase of $10.8 million, or 51%.

•                  Second quarter segment operating income was $12.0 million compared with $9.9 million in the prior year, or 28% of sales for both periods. Year-to-date segment operating income was $24.5 million compared with $19.9 million, or 28% of sales for both periods. A table showing the reconciliation of segment operating income to consolidated results is included in this release.

Outlook

Toth added: “We are pleased that the positive trends that began in the third quarter of last year continue in 2010. We remain encouraged by dynamics across our businesses, including robust growth of lead-acid battery separators in Asia, improvements in consumer electronics, sales into EDVs, continued application proliferation in filtration and emerging longer term opportunities in healthcare. Those dynamics affirm our confidence in the investments we’re making to drive growth in 2011 and beyond.”

Conference Call

Polypore International, Inc. will hold a conference call to discuss the Company’s second quarter financial results and business outlook on Thursday, August 5, 2010 at 9:00 AM Eastern time. The number to call for this interactive teleconference is (719) 325-4771. Enter code 2799540. A replay of the conference call will be available through August 12, 2010, via telephone at (719) 457-0820. Enter code 2799540. The call will also be webcast live and archived for 30 days in the Investor Relations section of the Company’s web site at http://investor.polypore.net/.

In addition, the Company filed a Current Report on Form 8-K with the Securities and Exchange Commission with Supplemental Financial Information that is located on the Company’s web site.

Investor Contact:  Polypore Investor Relations — 704-587-8886 or investorrelations@polypore.net.

Non-GAAP Supplemental Information

Adjusted EBITDA, Adjusted Operating Income, Adjusted Net Income and Adjusted EPS (earnings per share) are non-GAAP financial measures presented in this press release as supplemental disclosures to net income and reported results.  Adjusted EBITDA is defined in Polypore’s credit agreement and represents earnings before interest, taxes, depreciation and amortization and certain non-operating items, business restructuring costs and other non-cash or non-recurring charges.  In addition, Adjusted EBITDA includes the pro forma impact of acquisitions as if the acquisitions occurred on the second day of the period presented. Polypore defines Adjusted Net Income as income from continuing operations excluding certain items.  Polypore defines Adjusted EPS as Adjusted Net Income divided by the number of diluted shares of common stock outstanding.  For more information regarding the computation of Adjusted

EBITDA, Adjusted Operating Income, Adjusted Net Income and Adjusted EPS, the reconciliation of Adjusted EBITDA to net income, Adjusted Net Income to income from continuing operations and Adjusted EPS to earnings per share, please see the attached financial tables.

Polypore presents these non-GAAP financial measures because it believes that they are useful indicators of its operating performance.  Adjusted EBITDA is a measure used in our credit agreement to determine the availability of borrowings under our revolving credit facility.  Polypore’s management also uses Adjusted EBITDA to review and assess its operating performance in connection with employee incentive programs and the preparation of its annual budget and financial projections.  Adjusted Operating Income, Adjusted Net Income and Adjusted EPS exclude amounts that we do not consider part of our ongoing operating results when assessing performance of the Company.  We believe that our non-GAAP financial measures also facilitate the comparison of results for current periods and guidance for future periods with results for past periods.

Adjusted EBITDA, Adjusted Operating Income, Adjusted Net Income and Adjusted EPS are not measurements of financial performance under GAAP and such financial measures should not be considered as an alternative to net income, operating income, cash flows from operating activities or other measures of performance determined in accordance with GAAP.  In addition, Polypore’s calculation of these non-GAAP financial measures may not be comparable to the calculation of similarly titled measures reported by other companies.

This release contains statements that are forward-looking in nature. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following: the highly competitive nature of the markets in which we sell our products; the failure to continue to develop innovative products; the loss of our customers; the vertical integration by our customers of the production of our products into their own manufacturing process; increases in prices for raw materials or the loss of key supplier contracts; our substantial indebtedness; interest rate risk related to our variable rate indebtedness; our inability to generate cash; restrictions related to the senior secured credit facility; employee slowdowns, strikes or similar actions; product liability claims exposure; risks in connection with our operations outside the United States; the incurrence of substantial costs to comply with, or as a result of violations of, or liabilities under environmental laws; the failure to protect our intellectual property; the loss of senior management; the incurrence of additional debt, contingent liabilities and expenses in connection with future acquisitions; the failure to effectively integrate newly acquired operations; the adverse impact on our financial condition of restructuring activities; the absence of expected returns from the amount of intangible assets we have recorded; the adverse impact from legal proceedings on our financial condition; natural disasters, epidemics, terrorist acts and other events beyond our control; and economic uncertainty and the current crisis in global credit and financial markets. Additional information concerning these and other important factors can be found in Item 1A. “Risk Factors” of our most recent Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this press release. Polypore expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Polypore’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Polypore International, Inc.

Condensed Consolidated Statements of Income

(unaudited)

(in millions, except per share data)

	Three Months Ended		Six Months Ended
	July 3, 2010	July 4, 2009	July 3, 2010	July 4, 2009
Net sales	$150.1	$118.2	$295.5	$227.1
Cost of goods sold	89.0	71.6	176.0	137.1
Gross profit	61.1	46.6	119.5	90.0
Selling, general and administrative expenses	28.7	25.1	56.0	50.3
Business restructuring	(1.3)	—	(0.9)	0.6
Operating income	33.7	21.5	64.4	39.1
Other (income) expense:
Interest expense, net	11.0	14.6	23.3	28.8
Gain on sale of Italian subsidiary	—	—	(3.3)	—
Foreign currency and other	(0.3)	1.3	(0.8)	0.7
	10.7	15.9	19.2	29.5
Income before income taxes	23.0	5.6	45.2	9.6
Income taxes	7.1	1.4	11.7	2.4
Net income	$15.9	$4.2	$33.5	$7.2

Net income per share - basic	$0.36	$0.09	$0.75	$0.16

Net income per share - diluted	$0.34	$0.09	$0.73	$0.16

Weighted average shares outstanding - basic	44,510,737	44,379,598	44,478,009	44,377,141
Weighted average shares outstanding - diluted	46,243,097	44,633,246	46,004,799	44,544,756

Polypore International, Inc.

Condensed Consolidated Balance Sheets

(in millions)

	July 3, 2010
	(unaudited)	January 2, 2010 (a)
Assets:
Cash and equivalents	$135.7	$115.0
Accounts receivable, net	98.9	107.1
Inventories	72.3	72.5
Other	15.2	17.2
Current assets	322.1	311.8

Property, plant and equipment, net	369.5	388.0
Goodwill	469.3	469.3
Intangibles and loan acquisition costs, net	154.4	166.0
Other	13.0	17.5

Total assets	$1,328.3	$1,352.6

Liabilities and shareholders’ equity:
Accounts payable and accrued liabilities	$83.5	$77.4
Current portion of debt	3.7	10.9
Other	6.7	0.6
Current liabilities	93.9	88.9

Debt, less current portion	758.0	792.6
Other	144.2	186.8
Shareholders’ equity	332.2	284.3

Total liabilities and shareholders’ equity	$1,328.3	$1,352.6

(a) Derived from audited consolidated financial statements.

Polypore International, Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited, in millions)

	Six Months Ended
	July 3, 2010	July 4, 2009
Operating activities:
Net income	$33.5	$7.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	24.0	25.5
Gain on sale of Italian subsidiary	(3.3)	—
Other	2.7	(0.3)
Changes in operating assets and liabilities	16.3	(15.3)
Net cash provided by operating activities	73.2	17.1
Investing activities:
Purchases of property, plant and equipment	(24.5)	(4.8)
Net payments associated with stock sale of Italian subsidiary	(14.9)	—
Net cash used in investing activities	(39.4)	(4.8)
Financing activities:
Principal payments on debt	(9.0)	(2.6)
Proceeds from stock option exercises	0.8	0.1
Net cash used in financing activities	(8.2)	(2.5)
Effect of exchange rate changes on cash and cash equivalents	(4.9)	3.9
Net increase in cash and cash equivalents	20.7	13.7
Cash and cash equivalents at beginning of period	115.0	83.0
Cash and cash equivalents at end of the period	$135.7	$96.7

Polypore International, Inc.

Supplemental Information

Reconciliation of Adjusted EBITDA

(unaudited, in millions)

	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	July 3, 2010	July 4, 2009	July 3, 2010	July 4, 2009
Net income (loss)	$15.9	$4.2	$(91.0)	$(31.7)
Add:
Depreciation and amortization expense	11.8	12.6	49.9	53.2
Interest expense, net	11.0	14.6	51.6	57.5
Income taxes	7.1	1.4	12.9	0.4
EBITDA	45.8	32.8	23.4	79.4
Foreign currency (gain) loss	(0.3)	1.0	(1.9)	(1.1)
Loss on disposal of property, plant and equipment	—	0.1	0.1	1.5
Stock compensation	0.5	0.4	2.5	1.5
Business restructuring	(1.3)	—	19.9	60.5
Goodwill impairment	—	—	131.5	—
Gain on sale of Italian subsidiary	—	—	(3.3)	—
Costs related to the strike at Owensboro, KY facility	—	—	—	6.7
Costs related to the FTC litigation	0.3	1.5	2.0	3.4
Other non-cash or non-recurring items	—	0.1	(0.3)	0.2
Adjusted EBITDA	$45.0	$35.9	$173.9	$152.1

Polypore International, Inc.

Supplemental Information

Reconciliation of Adjusted Net Income and Adjusted EPS

(unaudited)

(in millions, except per share data)

	Three Months Ended		Six Months Ended
	July 3, 2010	July 4, 2009	July 3, 2010	July 4, 2009
Net income	$15.9	$4.2	$33.5	$7.2
Add:
Business restructuring	(1.3)	—	(0.9)	0.6
Costs related to the FTC litigation	0.3	1.5	0.5	2.3
Gain on sale of Italian subsidiary	—	—	(3.3)	—
Impact of above items on provision for income taxes	0.3	(0.5)	(0.5)	(0.9)
Adjusted net income	$15.2	$5.2	$29.3	$9.2

Net income per share - basic	$0.36	$0.09	$0.75	$0.16
Impact of adjustments on net income per share	(0.02)	0.03	(0.09)	0.05
Adjusted earnings per share - basic	$0.34	$0.12	$0.66	$0.21

Net income per share - diluted	$0.34	$0.09	$0.73	$0.16
Impact of adjustments on net income per share	(0.01)	0.03	(0.09)	0.05
Adjusted earnings per share - diluted	$0.33	$0.12	$0.64	$0.21

Weighted average shares outstanding - basic	44,510,737	44,379,598	44,478,009	44,377,141
Weighted average shares outstanding - diluted	46,243,097	44,633,246	46,004,799	44,544,756

Polypore International, Inc.

Supplemental Information

Reconciliation of Adjusted Operating Income

(unaudited, in millions)

	Three Months Ended		Six Months Ended
	July 3, 2010	July 4, 2009	July 3, 2010	July 4, 2009
Operating income	$33.7	$21.5	$64.4	$39.1
Add:
Business restructuring	(1.3)	—	(0.9)	0.6
Costs related to the FTC litigation	0.3	1.5	0.5	2.3
Adjusted operating income	$32.7	$23.0	$64.0	$42.0

Polypore International, Inc.

Supplemental Information

Reconciliation of Segment Operating Income to Income Before Income Taxes

(unaudited, in millions)

	Three Months Ended		Six Months Ended
	July 3, 2010	July 4, 2009	July 3, 2010	July 4, 2009
Operating income:
Energy Storage	$21.2	$13.5	$40.6	$22.8
Separations Media	12.0	9.9	24.5	19.9
Corporate	(0.5)	(0.4)	(1.1)	(0.7)
Total segment operating income	32.7	23.0	64.0	42.0
Business restructuring	(1.3)	—	(0.9)	0.6
Costs related to the FTC litigation	0.3	1.5	0.5	2.3
Total operating income	33.7	21.5	64.4	39.1
Reconciling items:
Interest expense	11.0	14.6	23.3	28.8
Gain on sale of Italian subsidiary	—	—	(3.3)	—
Foreign currency and other	(0.3)	1.3	(0.8)	0.7
Income before income taxes	$23.0	$5.6	$45.2	$9.6